Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of CNH Industrial N.V. on Form S-8 dated September 30, 2013 pertaining to the CNH Global N.V. Equity Incentive Plan and the Fiat Industrial S.p.A. Long-Term Incentive Plan of our reports dated February 28, 2013, with respect to the consolidated financial statements of CNH Global N.V. as of and for the years ended December 31, 2012 and 2011, and the effectiveness of internal control over financial reporting of CNH Global N.V. as of December 31, 2012, included in its Form 20-F filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois
September 30, 2013